Exhibit 10.3

TRANSPORTATION AGREEMENT

This Agreement for transportation of Goods (the “Agreement”) is made and entered into effective the 28th day of Dec., 2005, (the “Effective Date”), by and between PILGRIM’S PRIDE CORPORATION, a Delaware corporation (“Shipper”), and PAT PILGRIM d/b/a  PAT PILGRIM FARMS, (“Carrier”).

R E C I T A L S:

WHEREAS, Carrier is an independent contractor engaged in the business of transporting freight in intrastate and interstate commerce and desires to provide motor contract carrier services to Shipper for the transportation of chickens and other goods, which are considered general commodities (“cargo” or “Commodities”) under Federal Highway Administration Permit No. _______________ issued to Carrier by the Federal Highway Administration Division of the Department of Transportation a copy of which is attached hereto as Exhibit “1” and made a part hereof, and

WHEREAS, Shipper desires Carrier from time to time to provide motor contract carrier services of transportation, as set forth in Exhibit A attached hereto and incorporated by reference herein, to Shipper’s customers of certain Commodities sold by Shipper.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge; Carrier and Shipper agree as follows:

ARTICLE 1

Section 1.1 Subject to the terms and provisions hereof, Shipper agrees to tender to Carrier an indeterminable number of Shipments (hereinafter defined) during the term of this Agreement, but not less than three (3) per year, and Carrier agrees to provide Suitable Equipment (hereinafter defined) to transport said Shipments, provided the booking procedures set forth in Section 1.4 herein are followed and Carrier agrees to transport such shipments in accordance with the terms and conditions stated herein.

Section 1.2 A Shipment shall consist of a full trailer load of Commodities. Suitable Equipment means (i) a refrigerated trailer that is at least 48 feet long and 102 inches wide, that will haul a minimum of 45000 pounds gross weight of product, with each said trailer being clean, insect and rodent free, odor free, water tight and uncontaminated by prior use, not ever having been used for transportation or storage of toxic chemicals of any kind, including, without limitation, insecticides, rodenticides, and/or hazardous materials, substances or chemicals, unless otherwise agreed upon in writing by waiver of specified materials executed by Shipper’s Sr. Vice President of Quality Control and Vice President of Risk Management, at Shipper’s sole discretion, prior to Shipment; and (ii) a tractor power unit with sufficient power for towing the trailer, in good operating condition and repair, and with a driver experienced in handling the transportation of Commodities with such a rig and trailer and with a good driving record.

Section 1.3 Carrier shall furnish to Shipper a copy of the United States Department of Transportation General Motor Carrier Safety Administration Form MCS-150, Form MCS-90, and Form BMC-91X filed by Carrier as well as subsequent updates for the duration of the business relationship.

Section 1.4  When Shipper desires Carrier to transport a Shipment, Shipper will notify Carrier by e-mail, Electronic Data Interchange (EDI), verbally and/or by facsimile, specifying the load, the destination, and the date by which the load must reach the destination. Carrier will either accept or reject the opportunity to transport the Shipment by return e-mail, EDI, and/or facsimile to the Shipper in Section 13.4. If Carrier accepts, Carrier will be bound by the terms of this Agreement with respect to each such Shipment. If Carrier rejects, the rejected load will be considered as an allocated load to the Carrier in accordance with Shipper obligations to award Carrier primary coverage of said lane.

Section 1.5 Time is of the essence in Carrier’s performance of its obligations hereunder, and Carrier agrees to provide timely communication relative to load tenders and to transport all Shipments with prompt and reasonable dispatch in accordance with scheduled delivery dates set by Shipper and its customers, as communicated to Carrier as set forth in Section 1.4 herein, subject, however, to compliance by Carrier with applicable laws and regulations and to conditions beyond Carrier’s control.

ARTICLE 2

Compensation

Section 2.1 Carrier shall be compensated for each Shipment in accordance with the rates set forth on IBIDTransport.com, a web-based rate management system, or based on the delivery destination of the cargo, the total number of tons of cargo hauled by Carrier and the agreed upon rate as contained in the applicable purchase order. The fees paid to Carrier shall be no more favorable than the fees paid by Shipper to any other third party carrier. User name and password will be issued by Ilens Logistics Group at the request of Pilgrim’s Pride. Carrier agrees that “P. C. Miler v.14” shortest miles option shall be utilized as the basis for computing the mileage from the point of origination of a shipment to the point of destination of a Shipment. Any deviation from this aforementioned method must be approved in advance in writing by Shipper.

Section 2.2 Carrier represents and warrants that, during the term of this Agreement, the rates agreed upon hereunder as may be modified in accordance with the terms hereof from time to time, together with all charges, surcharges, rebates, discounts, incentives and allowances agreed upon by the parties (collectively, “Pricing Terms”), offered to Pilgrim’s Pride under this Agreement, are and will remain as favorable as, or better than the Pricing Terms offered by Carrier to any other shipper shipping similar products in like quantities. In the event that Carrier at any time agrees, in writing or otherwise, to Pricing Terms with another shipper that are in any way more favorable than the Pricing Terms agreed to with Pilgrim’s Pride, Carrier shall promptly notify Pilgrim’s Pride in writing and offer such terms to Pilgrim’s Pride. In the event Pilgrim’s Pride accepts such modified terms, the parties shall promptly prepare and execute an amendment to this Agreement reflecting such revised terms. Carrier (or its applicable subsidiary) shall annually on the anniversary of this Agreement, certify to Pilgrim’s Pride that Carrier remains in compliance with this provision.

Section 2.3 At the time the Shipment is fully delivered, an invoice covering that Shipment will be generated by Carrier and delivered to Shipper, in accordance with the rates Carrier places in IBID, or based on the delivery destination of the cargo, the total number of tons of cargo hauled by Carrier and the agreed upon rate as contained in the applicable purchase order. The invoice will be due and payable thirty (30) days from the date of receipt of the invoice, provided that on or before said date Shipper has received from Carrier (i) duly executed receipt(s) from whom delivery was made concerning the applicable invoice, and (ii) such other supporting materials as Shipper may reasonably require.

Section 2.4 Carrier shall maintain complete and accurate records of each Shipment and all transactions under this Agreement, including all supporting documentation and proof of delivery, and in a manner consistent with generally acceptable accounting procedures. Within two (2) days notice by Shipper, Carrier shall provide Shipper and/or its representatives with access to and the right to examine all records involving any transaction related to the Agreement. Such right shall be for the period covered by this Agreement and until the expiration of five (5) years after termination of this Agreement.

ARTICLE 3

Payment of Rates and Charges

Section 3.1 Within thirty (30) days after Shipper’s receipt of Carrier’s delivery receipt, Shipper shall pay Carrier the rates and charges applicable to the shipment of cargo. In exchange for Shipper’s guarantee of prompt payment, (i) agrees not to contact Shipper’s customers, consignors, consignees or any party other than Shipper concerning payment for transportation services; and, (ii) agrees to indemnify, defend, and hold Shipper, its customers, consignors, and consignees harmless from any claim or demand made by any subcontractor of Carrier or other party for payment for transportation services related to a shipment of cargo tendered under this Agreement.

Section 3.2 Any claim for overpayment or underpayment for transportation services provided pursuant to this Agreement shall be presented by the party asserting the claim to the other party within sixty (60) days of discovery of the claim, but in no event will any such claim(s) be asserted more than one hundred eighty (180) days after the delivery of the shipment or shipments giving rise to any such claim. Claims shall be supported by appropriate documentation showing the amount of the overcharge or the undercharge, as the case may be. The Parties shall pay, deny, or make a firm compromise offer within forty-five (45) days of receiving a claim.

Section 3.3 Carrier will pay all licenses, fees, taxes, fuel tax payments, road tax, equipment use fees or taxes, equipment license fees, driver’s license fees, tolls and any other fees and fines that may be assessed on its equipment or its operations.

ARTICLE 4

Term

Section 4.1 This Agreement shall be continuously in effect beginning as of the Effective Date, unless terminated as herein provided.

Section 4.2 Either party may terminate this Agreement for any reason by giving the other party at least thirty (30) days prior written notice.

ARTICLE 5

Acceptance of Commodities, Risk of Loss and Claims

Section 5.1 Carrier, by accepting Shipper’s Commodities for transportation, whether or not by signing an original Bill of Lading or accepting an electronic shipping document in lieu of an original Bill of Lading, acknowledges that the Commodities are in good condition except for any exceptions written on these documents. All shipments shall be transported under the bill of lading utilized by Shipper or such other documents that Shipper and Carrier may mutually agree in writing to use. To the extent the terms and conditions of any bill of lading, purchase order, invoice or other document or instrument conflict with any provision of this Agreement, the terms of this Agreement will control.

Section 5.2 Handling procedures for claims for loss, damage and delays (but specifically not salvage rights as set forth in Section 5.3 below and claims handling resolution) will be in accordance with 49 C.F.R. 370. The form for loss/damage claims to be utilized by the parties shall be the form attached hereto as Exhibit “2.” For claims purposes hereunder, the full amount of each invoice generated by Shipper to whom the Commodities constituting the cargo are being sold, shall be the agreed value of the applicable cargo.

Section 5.3 Except with the express written consent of Shipper, Carrier shall not under any circumstances whatsoever cause, suffer or permit either (i) the sale or disposal of any Commodities constituting the cargo or (ii) any offer to sell or dispose of any such Commodities, whether as salvage or otherwise. In the event of an accident involving any Commodities being transported by Carrier for Shipper, the decision regarding the disposition of such Commodities shall be within the sole and absolute discretion and right of Shipper. If the product is determined to be salvageable by the Shipper, any salvage or rendering value, less associated costs, shall be credited to Carrier’s account to offset such loss liabilities. Title to such Commodities and the right to determine disposition of same remains with Shipper during transport and shall pass to Customer upon delivery and acceptance of such Commodities by Customer without any noted discrepancy. However, Carrier shall remain liable to Shipper as if Carrier was a common carrier at common law for the full actual loss, damage or injury to Commodities occurring while in the custody, possession or control of Carrier hereunder or resulting from Carrier’s performance or failure to perform the services provided for in this Agreement, except to the extent such performance is excused under Section 13.10 hereof.

Section 5.4 With regard to Carrier’s liability to Shipper for loss, damage or injury to Commodities, Carrier shall indemnify and hold harmless Shipper and all of its directors, officers, employees and agents (the “Indemnitees”) from and against any claims, losses, damages, judgments, awards, penalties or other costs or expenses (including, but not limited to, any reasonable attorneys’ fees), and defend, at Carrier’s cost, each Indemnitee against any threatened, pending or initiated claim, action, litigation, suit, arbitration, mediation or proceeding, arising out of or connected with any cargo claims. Any such cargo claim includes, but is not limited to, prepaid shipping costs, storage, rework/transportation charges as well as the full invoice value of the loss of, damage to, or destruction of Commodities, either partial or total, which occurred while such Commodities were in the custody, possession or control of Carrier or parties under its control including, but not limited to, employees, agents or other representatives of Carrier.

ARTICLE 6

Insurance

Section 6.1 Carrier shall have obtained as of the Effective Date and shall maintain throughout the term of this Agreement, insurance according to Shipper’s vendor insurance requirements policy which has been incorporated by reference and herein attached as Exhibit “3.”

Section 6.2 Carrier shall deliver to Shipper, as of the Effective Date and whenever thereafter reasonably requested by Shipper, certificates of insurance from each applicable insurer reflecting the effectiveness of the insurance coverages required in Section 6.1 herein, providing for at least thirty (30) days advance written notice to Shipper of the insurer’s intention to cancel or materially change any of the insurance policies.

Section 6.3 In lieu of providing the insurance coverages described above and with the express approval of Shipper’s Risk Management Department, Carrier may furnish evidence of its authorization to self-insure.

ARTICLE 7

Indemnification

Section 7.1 CARRIER SHALL DEFEND, INDEMNIFY, AND SAVE SHIPPER, ITS’ AFFILIATED ENTITIES, AND THE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF SHIPPER HARMLESS FROM AND AGAINST ANY AND ALL LOSSES, COSTS, EXPENSES, CLAIMS, DEMANDS, LIABILITIES, SUITS OR ACTIONS (INCLUDING ALL REASONABLE EXPENSES AND ATTORNEY’S FEES) ARISING OUT OF INJURIES TO OR THE DEATH OF ANY PERSON OR PERSONS, INCLUDING THE EMPLOYEES OF EACH PARTY HERETO, OR ARISING OUT OF LOSS OF OR DAMAGE TO THE PROPERTY OF ANY PERSON OR PERSONS, INCLUDING THE PROPERTY OF SHIPPER (EXCLUDING LOSS AND DAMAGE TO CARGO WHICH IS COVERED ELSEWHERE IN THIS AGREEMENT) TO THE EXTENT CAUSED BY OR RESULTING FROM THE NEGLIGENCE OF CARRIER OR ANY OF ITS AGENTS, SUBCONTRACTORS, EMPLOYEES OR PARTIES UNDER ITS CONTROL AND ARISING OUT OF OR RELATED TO CARRIER’S PERFORMANCE UNDER THIS AGREEMENT. CARRIER ASSUMES NO LIABILITY UNDER THIS PARAGRAPH FOR ANY OCCURRENCE THAT IS THE RESULT OF THE SOLE NEGLIGENT ACTS OR OMISSIONS OF SHIPPER.

ARTICLE 8

Representations and Warranties of Carrier

Section 8.1 Carrier hereby represents and warrants to Shipper, that as of the Effective Date and as of the date of each Shipment:

(a) Their Federal Highway Administration permit is valid and is in full force and effect, not having been rescinded or affected in any way and Carrier has obtained and maintained all other licenses, permits and authorizations and approvals of whatever kind and nature applicable to Carrier and for the transportation services provided hereunder.

    (b) All applicable federal, state and local laws and regulations or orders have been and will be strictly complied with, including, without limitation, (i) no commingling of Commodities with any hazardous substances or poisons as defined by the U. S. Department of Transportation, Environmental Protection Agency, Federal Drug Administration, or any other federal, state, or local governmental agency or municipality, and (ii) compliance with the requirements of the Sanitary Food Transportation Act of 1990, as may be amended from time to time, and any regulations derived therefrom, including, without limitation, shipping Commodities only with food and acceptable non- food products as defined in the Sanitary Food Transportation Act of 1990.

(c) Carrier (and if different from Carrier, any driver of a Shipment) has not been and is not now under any indictment, or a defendant in any lawsuit, or the subject of any administrative or other proceeding instituted by any federal, state or local governmental agency or entity, and to the best of its (their) knowledge there are no such proceedings threatened.

(d) If Carrier is a corporation, general partnership, limited partnership, joint venture, trust, or other type of business association, as the case may be, Carrier (i) if either a corporation duly incorporated or a partnership or trust, joint venture or other type of business association duly organized, is validly existing, and in good standing under the laws of the state of its formation or existence, and has complied with all conditions prerequisite to its doing business in Texas and any other state where Carrier conducts business, and (ii) has all requisite power and all governmental certificates of authority, licenses, permits, qualifications and documentation to operate its trucks or trailers and to carry on its business as now being, and as proposed to be, conducted.

(e) The execution, delivery, and performance by Carrier of this Agreement (i) is within Carrier’s powers and have been duly authorized by Carrier, (ii) will not violate, be in conflict with, result in a breach of, or constitute (with due notice or lapse of time, or both) a default under a violation of any agreement of Carrier, and (iii) this Agreement constitutes the legal, valid, and binding obligations of Carrier, enforceable in accordance with its respective terms.

(f) All information, financial statements, insurance certificates, and any other data and instruments given or to be given to Shipper are, or at the time of delivery will be, accurate, complete, and correct in all material respects and do not, or will not, omit any fact, the inclusion of which is necessary to prevent the facts contained therein from being materially misleading.

(g) All federal, state, county, municipal, and City income and other tax returns required to have been filed by Carrier have been timely filed and all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by Carrier have been paid in full.

(h) Carrier has received and continuously maintained a “satisfactory” safety rating as issued by the U. S. Department of Transportation.

(i) The insurance coverages required by Section 6.1 herein are in full force and effect and will not lapse or be terminated at any time during the term of this Agreement.

ARTICLE 9

Carrier’s Operating Authority and Safety Rating

Section 9.1 Carrier represents and warrants that all transportation performed under this Agreement shall be contract carriage. To the extent that Carrier performs services pursuant to this Agreement within, or to or from Canada, it shall procure and maintain any and all operating authorities or permits required to be held by Carrier under any applicable Federal, Provincial or Territorial laws and shall adhere to the Canadian National Safety Code. Without cost to Shipper, Carrier shall provide and complete all preventive maintenance and ongoing maintenance including, but not limited to, periodic safety inspections, annual safety inspections and emissions testing pursuant to the standards set out in any and all of the applicable motor vehicle statutes and regulations of the applicable jurisdiction(s) of operation. Carrier warrants that it shall notify Shipper in the event of any suspension, cancellation, termination, or withdrawal of its operating authorities, in which event, Shipper shall have the right to terminate this Agreement immediately upon written notice to Carrier.

Section 9.2 Carrier further represents and warrants that it shall at all times maintain a U.S. DOT safety rating that is “satisfactory”, “conditional”, (subject to Shipper’s policies as amended from time to time), or “unrated”; and if to the extent that Carrier performs services pursuant to this Agreement within, or to or from Canada, comparably, Carrier shall maintain a Canadian “carrier safety rating” that is “satisfactory”, “conditional” or “satisfactory-unaudited” in accordance with the Ontario Ministry of Transportation standards pursuant to the Highway Traffic Act and Regulations and/or any other Provincial or Territorial equivalent, which has jurisdiction over the Carrier’s operations. Carrier warrants that it will promptly notify Shipper if Carrier is assessed an “unsatisfactory” safety rating, or if any equipment is known to be or reported as defective or which is not in compliance with the applicable Federal, State, Provincial or Territorial statute or regulation pertaining to vehicle or highway safety and Shipper will suspend all service with Carrier and this Agreement shall be terminated.

    Section 9.3 To the extent that Carrier performs services pursuant to this Agreement within, or to or from Canada, Carrier warrants that it holds a valid registration with the Commercial Vehicle Operator’s Registration (CVOR) System for transporting goods through Canada. Carrier shall notify Shipper immediately of any conviction or sanction against its CVOR rating.

Section 9.4 To the extent that Carrier performs services pursuant to this Agreement within, or to or from Canada, Carrier holds a valid license or certificate to operate an Extra-Provincial truck undertaking, and to engage in the Intra-Provincial truck transportation of goods or valid overweight permits pursuant to any applicable laws if necessary or as issued under the Motor Vehicle Transport Act, 1987 or any Highway Traffic Act or equivalent as applicable to the jurisdiction of the trip/route.

Section 9.5 To the extent that Carrier performs services pursuant to this Agreement within, or to or from Canada, Carrier is authorized to transact bonded highway carrier operations in Canada, and warrants that it holds the applicable bonded highway carrier code as issued by the Canada Border Services Agency (“CBSA”).

Section 9.6 To the extent that Carrier performs services pursuant to this Agreement within, or to or from Canada, Carrier has signed Partners in Protection memorandum of understanding with the CBSA and has been certified and/or validated by the United States Bureau of Customs and Border Protection (“CBP”) as a participant in the Customs-Trade Partnership Against Terrorism.

Section 9.7 To the extent that Carrier performs services pursuant to this Agreement within, or to or from Canada, Carrier warrant that it is an approved carrier under the CBSA’s Customs Self-Assessment program, and is a registered participant in the Free and Secure Trade (“FAST”) program and that it holds a Standard Alpha Code number as issued by the National Motor Freight Association (“NMFTA”).

ARTICLE 10

Drivers and Equipment

Section 10.1 Carrier shall ensure that he/she and his/her/its drivers are properly trained and licensed, and are competent and capable of safely handling and transporting Shipper’s shipments of cargo. Carrier agrees that drivers will be dispatched in accordance with the maximum available hours of service as provided in rules promulgated by the FMCSA while in the United States or as provided by any Canadian authority whose jurisdiction is within Carrier’s route/trip.

Section 10.2 Carrier shall provide and maintain all equipment required for the services requested by Shipper and shall only use and provide equipment that is clean, in good operating condition and repair, in compliance with any and all Federal and/or State, Provincial/Territorial, Municipal statutes and regulations, and is suitable and properly configured to safely load, transport, and unload the shipments of cargo tendered by Shipper. Carrier shall ensure that all equipment and all loads are in compliance with the environmental standards of any and all jurisdictions on its route and must act in accordance with these environmental standards.’ All equipment provided for the transportation of food or food grade products will comply with the requirements of The Sanitary Food Transportation Act, or, to the extent that Carrier performs services pursuant to this Agreement within, or to or from Canada, the Food and Drug Acts and any/all other applicable statutes and regulations, including, but not limited to the Ontario Food Safety and Quality Act, 2001, or any other jurisdiction’s equivalent.

Section 10.3 Drop Trailer/Interchange. In the event that Carrier participates in a drop trailer arrangement for the benefit of any of Shipper’s customers or Shipper, Carrier agrees that it shall address all damage or liability issues directly with the responsible customer or Shipper. Carrier agrees that Shipper shall only be responsible for the direct acts of its employees, and not for the actions of customers, lumpers, draymen, other carriers, or any other third party (“Third Parties”), unless Shipper proximately caused or contributed to the actions of any of the Third Parties. If Carrier agrees to interchange equipment to another carrier or to use equipment owned by a third party, Carrier, will address any interchange agreement directly with that motor carrier or equipment owner.

ARTICLE 11

Independent Contractor

Section 11.1 Carrier shall be an independent contractor with respect to all work performed under this Agreement. Neither Carrier nor anyone used or employed by Carrier shall be deemed for any purpose to be the employee, agent, servant, or representative of Shipper in the performance of such work, or in any matters arising out of Carrier’s obligations under this Agreement. Shipper shall have no right of supervision, direction or control over Carrier, its employees, or agents. As an independent contractor, Carrier assumes full responsibility for the payment of federal, state and local taxes or contributions or taxes for unemployment insurance, pensions, worker’s compensation, and related matters with respect to Carrier’s employees engaged in the performance of its services.

ARTICLE 12

Dispute Resolution

Section 12.1  If a dispute arises from or relates to transactions between the Parties, the Parties shall endeavor to settle the dispute first through direct discussions and negotiations. If the dispute cannot be settled through direct discussions, the Parties shall endeavor to settle the dispute by mediation under the Mediation Rules of the American Arbitration Association before recourse to the arbitration procedures contained in this Agreement. If a dispute has not been resolved within 90 days after the written notice beginning the mediation process (or a longer period, if the Parties agree to extend the mediation), the mediation shall terminate and the dispute shall be settled by binding arbitration in Dallas, Texas or such other location as agreed upon by the Parties.  The arbitration will be conducted in accordance with the procedures in this document and the Rules of the American Arbitration Association in effect on the date of the engagement letter, or such other rules and procedures as the Parties may designate by mutual agreement.  In the event of a conflict, the provisions of this document will control.

Section 12.2 The arbitration shall be conducted by a single arbitrator as agreed upon by the Parties. If the Parties cannot agree on a single arbitrator, the arbitration will be conducted before a panel of three arbitrators, one selected by each Party and the third arbitrator selected by the Parties’ two arbitrators from a panel provided by the American Arbitration Association.  Any issue concerning the extent to which any dispute is subject to arbitration, or concerning the applicability, interpretation, or enforceability of these procedures, including any contention that all or part of these procedures are invalid or unenforceable, shall be governed by the agreement between the Parties and the Federal Arbitration Act and resolved by the arbitrators.  No potential arbitrator shall be appointed unless he or she has agreed in writing to abide and be bound by these procedures.

Section 12.3 The individual arbitrator or the arbitration panel shall have no power to award non-monetary or equitable relief of any sort.  The arbitrator/panel shall also have no power to award (a) damages inconsistent with any applicable agreement between the Parties or (b) punitive damages or any other damages not measured by the prevailing Party’s actual damages; and the Parties expressly waive their right to obtain such damages in arbitration or in any other forum.  In no event, even if any other portion of these provisions is held to be invalid or unenforceable, shall the arbitrator/panel have power to make an award or impose a remedy that could not be made or imposed by a court deciding the matter in the same jurisdiction.

Section 12.4 Discovery shall be permitted in connection with the arbitration only to the extent, if any, expressly authorized by the arbitration panel upon a showing of substantial need by the Party seeking discovery.

Section 12.5 All aspects of the arbitration shall be treated as confidential.  The Parties and the arbitrator/panel may disclose the existence, content or results of the arbitration only as provided in the Rules or by the Parties.  Before making any such disclosure, a Party shall give written notice to all other Parties and shall afford such Parties a reasonable opportunity to protect their interests.

Section 12.6 The result of the arbitration will be binding on the Parties, and judgment on the arbitration award may be entered in any court having jurisdiction. The prevailing Party in any dispute that is resolved by this dispute resolution process shall be entitled to recover from the other Party reasonable attorneys’ fees, costs and expenses incurred by the prevailing Party in connection with such dispute resolution process.

ARTICLE 13

Miscellaneous

Section 13.1 All information and materials with respect to Shipper’s costs, procedures and other details of Shipper’s business obtained by Carrier in connection with the performance of services hereunder is confidential and shall not, without Shipper’s prior written consent, be disclosed by Carrier, its employees, or agents to any third person.

Section 13.2 More than one copy of this Agreement may be executed by the parties hereto. Each such executed copy shall have the full force and effect of an original executed instrument.

Section 13.3 AUDIT: The Carrier shall keep accurate books of account and records covering all transactions involving the transportation services provided under this Agreement. Shipper, or its authorized representative, shall have the right, during normal business hours, to examine such books and records to the extent necessary to determine compliance with the supply of the transportation services. All such books and records shall be kept available during the term of business relationship and for at least three (3) years after their creation.

Section 13.4 Any notice or communication required or permitted hereunder shall be given in writing, sent by (a) expedited delivery service with proof of delivery or (b) United States Mail, postage prepaid, registered or certified mail, addressed as follows:

If to Shipper:  Pilgrim’s Pride Corporation
4845 Hwy. 271 N
Pittsburg, TX 75686
Attention: Sarah Baker Hanna
Telephone: 903-434-1146

With copy to:  Pilgrim’s Pride Corporation
4845 Hwy. 271 N
Pittsburg, TX 75686
Attention: VP Risk Management

If to Carrier:  Pat Pilgrim d/b/a Pat Pilgrim Farms
1535 Loop 179
Pittsburg, TX 75686
Telephone: 903-856-0316
Attn: Pat Pilgrim

or to such other address or to the attention of such other person as hereafter shall be designated in writing by the applicable party sent in accordance herewith. Any such notice or communication shall be deemed to have been given either at the time of personal delivery or, in the case of delivery service or certified or registered mail, as of the date of deposit or delivery to the United States Mail or expedited delivery service in the manner provided herein, or in the case of facsimile, upon receipt. Either party hereto may change the address for notice specified above by giving the other party ten (10) days advance written notice of such change of address.

Section 13.5 This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, and permitted successors and assigns. The rights of Carrier under the Agreement are not assignable without the prior written consent of Shipper.

Section 13.6 This agreement is entered into in Texas and shall be governed and construed in accordance with the laws of the State of Texas. If any matters in dispute are required to be settled by litigation, such trials will be decided by a judge. THE PARTIES WAIVE TRIAL BY JURY IN ANY SUCH ACTION(S) AND CONFIRM THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO THEIR BUSINESS TRANSACTIONS. For any such action(s) related to their business transactions or enforcement of any arbitration, the parties submit themselves to the jurisdiction of the State or Federal Courts located in Dallas, Texas.

Section 13.7 This Agreement may not be modified or amended, except by an agreement in writing signed by an approved representative of Shipper and Carrier. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions or obligations.

Section 13.8 Each person executing this Agreement warrants and represents that he is fully authorized to do so.

Section 13.9 This Agreement, including the Exhibits hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement or condition not expressed in this Agreement shall be binding upon the parties hereto or shall affect or be effective to interpret, change or restrict the provisions of this Agreement.

Section 13.10 Shipper shall not be liable in any respect for failure to tender the minimum number of loads set forth in Section 1.1, nor shall Carrier be liable in any respect for failure to transport, accept, handle or complete movement of such loads where such failures on part of Shipper or Carrier are caused, directly or indirectly, by war, conditions of war, strikes, lock-outs, explosions, fires, floods, hurricanes, cyclones, or other acts of God or casualties beyond the control of Shipper or Carrier. During the existence of any of these conditions, the obligations of the parties hereunder shall be suspended for the duration of same. Upon cessation of the conditions enumerated, the obligations of the parties hereunder shall resume and the term of this Agreement shall be extended by a period equal to the period during which such obligations were suspended.

Section 13.11 If any provision of this Agreement is held to be violative of any law or regulation, or is unenforceable for any reason, such illegality shall not affect the remaining portions of this Agreement, which shall remain in full force and effect.

Section 13.12 Carrier shall be free to accept freight for transportation from shippers other than Shipper, and Shipper shall be free to tender freight for transportation to carriers other than Carrier.

Section 13.13 Neither Party will offer or provide to the employees, agents or other representatives of the other Party any favors, gratuities, gifts, payments, or anything of value, whether or not in an attempt to influence such person’s administration of the provisions of this Agreement or to otherwise gain unfair advantage individually and/or relative to competing suppliers/vendors.

Additionally, each Party will immediately report to the other Party any requests made for favors, gratuities, gifts, payments or anything of value by employees, agents or other representatives of such Party and will cooperate with respect to any inquiry or investigation being conducted related to such activities or alleged activities. Pilgrim’s Pride has established its Pride Line with the toll-free number of 1-888-536-1510 to report any unethical conduct.

Section 13.14 This Agreement shall be construed as a whole in accordance with the fair and reasonable meaning of its language, and, regardless of which party co-drafted this Agreement, this Agreement shall not be construed in favor of or against either party.

Section 13.15 This Agreement constitutes the complete and entire agreement between the parties and supersedes any prior or contemporaneous agreements or understandings between the parties with respect to its subject matter. This Agreement covers and controls the entire business relationship between the parties including any claims, disputes or other conflicts which may arise between the parties and which are brought or occur after the effective date even if the events or actions occur in whole or in part prior to the Effective Date.

ARTICLE 14

Carrier’s Cargo Liability and Claims

Section 14.1 Carrier shall have the sole and exclusive care, custody and control of the shipments of cargo tendered by Shipper from the time Carrier picks up a shipment until delivery to the customer or consignee. Carrier shall be liable to Shipper for actual loss and damage to shipments of cargo, and for delayed deliveries, arising from Carrier’s performance of or failure to perform the services required by this Agreement; provided, however, that Carrier shall not be liable for loss, damage, or delay to shipments caused solely by an act of God, public enemy, acts of war, insurrection, riot, or the negligence of Shipper or its customer(s), in which case Carrier has the burden of proving applicability of the exception. Any seals applied to trailer are not to be broken or removed prior to delivery at destination without prior written consent from Shipper.

Section 14.2 Carrier shall be liable for the full, actual value of the shipments of cargo tendered by Shipper to Carrier. No released value rates, or other limitation of cargo liability, shall be valid or enforceable against Shipper or its customers unless expressly agreed to by Shipper in a signed writing separate from any bill of lading or other delivery receipt issued by Carrier.

Section 14.3 Shipper shall file a claim (i) for loss or damage to shipments within three (3) months from the date of delivery and (ii) for delay (or non-delivery) within three (3) months of the date that delivery reasonably should have been made. Within ninety (90) days of receiving a claim from Shipper for loss, damage, or delay, Carrier shall pay or deny the claim (in which case the reasons for denial shall be fully explained), or make a firm compromise offer.

Section 14.4 To the extent that any of the terms of this Agreement are inconsistent with the Truck Transportation Act, R.S.O. 1990, c. T.22, as amended, and the Regulations thereto or similar provincial or territorial legislation having jurisdiction, and/or the provisions of any bill of lading, the terms of this Agreement shall prevail.

ARTICLE 15

Bills of Lading and Delivery Receipts

Section 15.1 Carrier will issue and sign a standard, uniform straight bill of lading or other receipt (“Receipt”) acceptable to Shipper and Shipper’s customers upon acceptance of a shipment of cargo for transportation. If Carrier permits the shipper to prepare the bill of lading, Carrier warrants that it shall ensure that the bill of lading properly names Carrier as the “carrier” on the load prior to signing it, and shall strike through and correct any erroneous designation of any other person as “carrier” (including Shipper) on the bill of lading. Any terms and conditions written or printed on the Receipt shall have no effect against Shipper, unless specifically agreed to by Shipper in this Agreement or in a separate signed writing apart from the Receipt. Carrier shall submit an original copy of the Receipt to Shipper evidencing delivery of the shipment of cargo unless otherwise instructed by Shipper, in which case Carrier shall retain custody of the Receipt and provide it to Shipper upon request.

ARTICLE 16

Factoring

Section 16.1 Carrier shall provide Shipper thirty (30) days prior written notice of any assignment, factoring, or other transfer of its right to receive payments arising under this Agreement and obtain Shipper’s written consent to such assignment, factoring, or other transfer prior to same taking legal effect. Such written notice shall include the name and address of assignee/transferee, date, date assignment is to begin, and terms of the assignment, and shall be considered delivered upon receipt of such written notice by Shipper.

ARTICLE 17

Subcontractors

Section 17.1 Carrier specifically agrees that it shall be the party solely responsible for operating the equipment necessary to transport cargo under this Agreement and that it shall use its best efforts not to sub-contract, broker or tender to any third party for transportation any cargo tendered to Carrier pursuant to this Agreement. In the event that Carrier shall employ any subcontractor or other person for the performance of all or any portion of the services required hereunder to be performed by Carrier, Carrier shall be and remain liable to Shipper under the terms of this Agreement including, without limitation, liability for loss, damage or delay of any shipments of cargo, whether such loss, damage or delay occurred while such shipment was in the possession of Carrier or such subcontractor or other person. Carrier shall be solely and exclusively responsible to pay any charges of any subcontractor or other person.

ARTICLE 18

Recall

Section 18.1 In the event any cargo shipped hereunder is recalled pursuant to a Class I Recall under regulatory standards promulgated by the U.S.D.A. (“Recall”), whether initiated by Carrier or by decision, action or order of any governmental authority due to the actions of Carrier, Carrier shall notify Shipper via direct telephone prior to the implementation of such Recall. Any Recall pursuant to this paragraph shall be carried out in the name of Carrier, provided, however, that insofar as reasonably possible, Carrier shall consult with Shipper as to the necessity for and wording of any press release or similar public statement relating to the recall or recovery; and Carrier shall be responsible for all costs and expenses related to such Recall, including but not limited to shipping expenses.

Section 18.2 In the event any cargo shipped hereunder is recalled pursuant to a Class I Recall under regulatory standards promulgated by the U.S.D.A. (“Recall”), whether initiated by Shipper or by decision, action or order of any governmental authority due to the actions of Shipper, Shipper shall notify Carrier prior to the implementation of such Recall via direct telephone prior to the implementation of such Recall. Any Recall pursuant to this paragraph shall be carried out in the name of Shipper and Shipper shall be responsible for all costs and expenses related to such Recall, including but not limited to shipping expenses.

Section 18.3 Any and all costs and expenses of cargo inspection and/or testing required by Shipper to confirm compliance with this Agreement, or as a result of Recall, shall be borne by Carrier.

ARTICLE 19

NO LIEN

Section 19.1 Carrier shall have no lien, and hereby expressly waives its right to any lien on any cargo, freight, or property of Shipper or any of its customers, consignors or consignees.

EXECUTED on the dates indicated below but effective as of the Effective Date first above written.

FOR CARRIER:      FOR SHIPPER:

PAT PILGRIM d/b/a PAT PILGRIM FARMS  PILGRIM’S PRIDE CORPORATION

By: /s/ Pat Pilgrim      By: /s/ Mark Lawrence

Print Name: Pat Pilgrim         Print Name: Mark Lawrence

Title: Owner PPF       Title: V.P.-Risk Management

Date: 12-28-05            Date: 1/3/06

/s/ TT
Tim Thomas (Initials)
Sr. V.P.- Procurement

EXHIBIT A

Carrier will provide the following transportation services pursuant to the Agreement:

1)	Hauling corn and soybean meal from Pittsburg to Mt. Pleasant using Vendor’s equipment.
2)	Hauling corn and soybean meal from Pittsburg to Mt. Pleasant using Pilgrim’s Pride equipment.
3)	Hauling flaked corn to Pilgrim’s Pride’s customers using Vendor’s equipment.
4)	Hauling flaked corn to Pilgrim’s Pride customers using Pilgrim’s Pride’s equipment.
5)	Hauling sacked feed to Pilgrim’s Pride’s customers using Vendor’s equipment.
6)	Hauling sacked feed to Pilgrim’s Pride’s customers in Pilgrim’s Pride’s equipment.
7)	Any other services requested by Shipper and agreed upon by both Parties.

EXHIBIT "1"
FHA Operating Permit

EXHIBIT "2"
Claim Form

Standard Form for Presentation of Loss and Damage Claims
Approved by the Interstate Commerce Commission; Freight claim Division, American Railway Association; National Industrial Traffic League, and the National Association of Railway Commissioners.

(Name of person to whom claim is prompted)	(Address of claimant)	(Claimant's Number)

(Name of Carrier)	(Date)	(Carrier's Number)

(Address)

This claim for $    is made against the carrier named above by  Pilgrim's Pride  for                                                                                                                      (Name of Claimant)
                                                                        in connection with the following described shipments:
(Loss or Damage)

Description of shipments

Name and address of cosignor (shipper)

Shipped from      : To
(City, Town or Station)     (City, Town or Station)

Final Destination    : Routed Via
(City, Town or Station)     (City, Town or Station)

Bill of Lading issued by    Co: Date of Bill of Lading

Paid Freight Bill (Pro) Num   ; Original Car Number and Initial

Name and address of consignee (whom shipped to)

If shipment reconsigned en route, state particulars:

DETAILED STATEMENT SHOWING HOW AMOUNT CLAIMED IS DETERMINED
(Number and description of articles, nature and extent of loss or damage, invoice price of articles, amount of claim, etc.)

Total Amount Claimed

IN ADDITION TO THE INFORMATION GIVEN ABOVE, THE FOLLOWING DOCUMENTS ARE SUBMITTED IN
SUPPORT OF THIS CLAIM*

( ) 1. Original bill of lading, if not previously surrendered to carrier
( ) 2. Original paid freight (expense) bill.
( ) 3. Original invoice or certified copy.
4. Other particulars obtainable in proof of loss or damage claimed.
Remarks:

The foregoing statement of facts is hereby certified to as correct:                             (Signature of Claimant)

Claimant should assign to each claim a number, inserting same in the space provided at the upper right hand corner of this form. Reference should be made thereto in all correspondence pertaining to this claim.

* Claimants will please place (x) before such of the documents mentioned as have been attached, and explain under "Remarks" the absence of any of the the documents call for in connection with this claim. When for any reason it is impossible for claimant to produce original bill of lading, or paid freight bill,

claimant should indemnify carrier or carriers against duplicate claim, supported by original documents.

EXHIBIT "3"

PILGRIM’S PRIDE CARRIER MINIMUM INSURANCE REQUIREMENTS

All Carriers providing products or services for Pilgrim's Pride Corporation are to have the following minimum requirements on their Certificate of Insurance.

General Liability

 General Aggregate     $2,000,000
Products/Completed Operations   $1,000,000
and/or Professional Liability    $1,000,000 (if applicable)
Each Occurrence     $1,000,000

Automobile Liability
Combined Single Limit    $1,000,000

Workers Compensation    Statutory
Employers’ Liability
Each Accident     $100,000
Policy Limit      $500,000
Each Employee     $100,000

Pilgrim's Pride Corporation is to be listed as an Additional Insured on General Liability and Auto policies. A 30-day notice of cancellation is also required. Pilgrim’s Pride Corporation reserves the right to modify these requirements as deemed necessary for the risk presented to Pilgrim’s Pride Corporation.

The certificate holder address should read as follows:
Pilgrim's Pride Corporation
Attn: Risk Management
4845 Highway 271 North
Pittsburg, TX 75686

***All trucking and freight vendors are required to have Motor Truck Cargo with a minimum limit of $100,000***

***All trucking and freight brokers are required to have Contingent Motor Truck Cargo with a minimum limit of $100,000***